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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. *)


                                (Name of Issuer)
                        AMERICAN COIN MERCHNDSNG INCCOM


                         (Title of Class of Securities)
                                  COMMON STOCK


                                 (CUSIP Number)
                                   02516B108


            (Date of Event Which Requires Filing of this Statement)
                               DECEMBER 31, 1999


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

                                [X] Rule 13d-1(b)
                                [_] Rule 13d-1(c)
                                [_] Rule 13d-1(d)


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*    The  remainder  of this  cover  page  shall be filled  out for a  reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)                                                Page   of   pages
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CUSIP No.                             13G                    Page    of    Pages
02516B108

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

FRONTIER CAPITAL MANAGEMENT CO., INC.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (See Instructions)
     (a)  [_]
     (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           459,070
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         459,070
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

459,070

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     (See Instructions)


________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) (See Instructions)

7.09%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON* (See Instructions)

IA

________________________________________________________________________________
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CUSIP No.                             13G                    Page    of    Pages
02516B106


ITEM 1.
(a)  Name of Issuer:

AMERICAN COIN MERCHNDSNG INCCOM

(b)  Address of Issuer's Principal Executive Offices:

BOULDER, CO.

ITEM 2
(a)  Name of Person Filing:

FRONTIER CAPITAL MANAGEMENT LLC.

(b)  Address of Principal Business Office:

99 SUMMER STREET, BOSTON, MA  02110

(c)  Citizenship:

DELAWARE

(d)  Title of Class of Securities:

COMMON STOCKS

(e)  CUSIP Number:

02516B108
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CUSIP No.                             13G                    Page    of    Pages
02516B108
________________________________________________________________________________
Item 3. If this statement is filed pursuant to rule 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78c).

     (b)  [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [X]  An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E).

     (f) [_] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

     (g) [_] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G).

     (h) [_] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  [_]  Group, in accordance with section 240.13d-1(b)(1)(ii)(J).
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02516B108

Item 4.  OWNERSHIP.

     (a)  Amount Beneficially Owned:

457,070

     (b)  Percent of Class:

7.09%

     (c)  Number of Shares as to which such person has:

457,070

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [___].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

FRONTIER CAPITAL MANAGEMENT CO. INC. ("FRONTIER") IS AN INVESTMENT ADVISER REGISTERED UNDER THE INVESTMENT ADVISERS ACT OF 1940. ITS PRINCIPAL BUSINESS IS TO PROVIDE INVESTMENT ADVISORY SERVICES TO INSTITUTIONS AND INDIVIDUALS. THE SHARES TO WHICH THIS STATEMENT RELATES ARE OWNED DIRECTLY BY VARIOUS ACCOUNTS MANAGED BY FRONTIER. SUCH ACCOUNTS HAVE THE RIGHT TO RECEIVE DIVIDENDS FROM, AND THE PROCEEDS FROM THE SALE OF, THE SHARES.


CUSIP No.                             13G                    Page    of    Pages

02516B108


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP



ITEM 9.  NOTICE OF DISSOLUTION OF GROUP



ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



DATED:                                  By: /s/ J. Kirk Smith
February 11, 2000                           ------------------------------------
                                            Name: J. KIRK SMITH
                                            Title: EXECUTIVE VICE PRESIDENT